Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	VP — CORPORATE PLANNING
DENVER, COLORADO 80202	AND INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES PERSONNEL CHANGES

DENVER, COLORADO — November 24, 2009 - Forest Oil Corporation (NYSE: FST) (Forest or the Company) today announced several executive personnel changes.  Mr. David H. Keyte has resigned his position, effective December 1, 2009, as Executive Vice President and Chief Financial Officer to pursue other private opportunities in the oil and gas industry.

Mr. Michael N. Kennedy, currently Forest’s Vice President, Finance and Treasurer, has been promoted to the position of Executive Vice President and Chief Financial Officer.  Mr. Kennedy will be responsible for overseeing all financing activities of the Company and directing its accounting, treasury, corporate planning, audit, investor relations, tax, and information technology functions.  Mr. Kennedy started his career at Arthur Andersen LLP as a member of the audit and business advisory department and joined Forest Oil in 2001 serving in various financial capacities.

Mr. Victor A. Wind has been promoted to Senior Vice President, Chief Accounting Officer and Corporate Controller.  Mr. Wind joined Forest in 2005 and most recently served as Vice President, Chief Accounting Officer and Corporate Controller.  He will be responsible for the Company’s accounting, financial reporting and tax functions.

Mr. Patrick J. Redmond has been promoted to Vice President, Corporate Planning and Investor Relations.  Mr. Redmond joined Forest in 2003 and has most recently served as Director, Investor Relations.  He will be responsible for the Company’s investor relations, insurance and corporate planning functions.

Mr. Daniel R. Richardson has been promoted to Treasurer.  Mr. Richardson joined Forest in 2007 and has most recently served as Managing Director, Corporate Planning.  He will be responsible for the Company’s treasury functions.

H. Craig Clark, President and CEO, stated, “We are very pleased to announce the promotions of Mike, Victor, Pat and Dan.  Each of these individuals has been instrumental in the execution of our onshore North American tight gas sand and shale development strategy.  The skill sets these individuals have demonstrated in their areas make it easy to promote from within and illustrate the bench strength that exists in the Company.  I would like to thank Dave Keyte for his contributions to the Company and I wish him well as he pursues opportunities in the private sector of our industry.”

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

November 24, 2009